Exhibit 10.2

Equity Transfer Agreement

Transferor：Yi Yuan
Transferee：Baichuang Information Consulting (Shenzhen) Co., Ltd.

With the consensus after negotiation of the above-mentioned Parties, and agreed by the Shareholders' Meeting of Jiangsu Xuefeng Environmental Project Science and Technology Co., Ltd, the transferor transfers his 7% of the shares (totally 3.10 million Yuan) held in the Company for free, this agreement shall enter into force on the date of signature and seal of both parties, the transferor will not enjoy the rights for being a shareholder and no longer perform the obligations for being a shareholder. The transferee begins to own the rights of shareholders and performs their obligations as a shareholder.

Transferor： Yi Yuan
Transferee： Baichuang Information Consulting (Shenzhen) Co., Ltd.

January 11, 2016